consent of independent chartered accountants

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 19, 2003, in the Registration Statement (Form S-1) and related Prospectus of JED Oil Inc. dated December 12, 2003 (except for note 9(b) which is as at December 19, 2003).

/s/ Ernst & Young LLP

Calgary, Canada

December 19, 2003